Exhibit 12.1


                           The Navigators Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges




                                                        Nine Months Ended                Year Ended December 31,
                                                          September 30,     ---------------------------------------------------
                                                             2005             2004      2003       2002      2001        2000
                                                             ----             ----      ----       ----      ----        ----
                                                                                         ( $ in thousands)
Income before income taxes                                   $ 10,721       $ 52,092   $ 2,792   $ 22,216   $ 5,360    $ 10,338
Add:
Portion of rents representative of the interest factor            844            947       885        595       542         529
Interest expense                                                    -              -       255        571     1,376       1,781
Letter of credit charges                                          741          1,036       742        642       678         509
Amortization of deferred bank fees                                211            142       394        196       151         113
                                                            ---------      -----------------------------------------------------
Income as adjusted                                           $ 12,517       $ 54,217   $ 5,068   $ 24,220   $ 8,107    $ 13,270
                                                            =========      =====================================================
Fixed charges:
Portion of rents representative of the interest factor          $ 844          $ 947     $ 885      $ 595     $ 542      $  529
Interest expense                                                    -              -       255        571     1,376       1,781
Letter of credit charges                                          741          1,036       742        642       678         509
Amortization of deferred bank fees                                211            142       394        196       151         113
                                                            ---------      -----------------------------------------------------
Total                                                         $ 1,797        $ 2,125   $ 2,276    $ 2,004   $ 2,747     $ 2,932
                                                            =========      =====================================================


Ratio of earnings to fixed charges                               7.0x          25.5x      2.2x      12.1x      3.0x        4.5x
                                                            =========      =====================================================
